Exhibit 10.3

EXECUTION VERSION

TAX MATTERS AGREEMENT

Dated as of June 30, 2020,

by and between

IAC/INTERACTIVECORP

and

IAC HOLDINGS, INC.

This TAX MATTERS AGREEMENT, dated as of June 30, 2020 (this “Agreement”), is by and between IAC/InterActiveCorp, a Delaware corporation (“IAC”), and IAC Holdings Inc., a Delaware corporation and a direct wholly owned Subsidiary of IAC (“New IAC”) (collectively, the “Companies” and each a “Company”). For purposes of this Agreement, IAC, as in existence immediately after the Match Merger Effective Time, is sometimes referred to as “New Match.”

WHEREAS, IAC, New IAC, Valentine Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of IAC (“New Match Merger Sub”), and Match Group, Inc., a Delaware corporation (“Match”), have entered into a Transaction Agreement, dated as of December 19, 2019, as amended as of April 28, 2020 and June 22, 2020 and as further amended, modified or supplemented from time to time through the date hereof (the “Transaction Agreement”), providing for the separation of the New IAC Group from the New Match Group;

WHEREAS, pursuant to the terms of the Transaction Agreement, among other things, IAC has taken or will take the following actions: (a) contribute the New IAC Assets to New IAC and cause New IAC to assume the New IAC Liabilities, in actual or constructive exchange for the issuance by New IAC to IAC of New IAC Common Stock, New IAC Class B Common Stock, and New IAC Voting Preferred Stock (as described in Exhibit 1.01 to the Transaction Agreement) (such contribution, the “Contribution”) and (b) effect the Distribution;

WHEREAS, for Federal Income Tax purposes, it is intended that (a) the Distribution (together with the Contribution) shall qualify as a transaction that is generally tax-free pursuant to Sections 355(a), 361 and 368(a)(1)(D) of the Code and (b) the Match Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

WHEREAS, as of the date hereof, IAC is the common parent of an affiliated group (as defined in Section 1504 of the Code) of corporations, including New IAC and Match, which has elected to file consolidated Federal Income Tax Returns (the “IAC Affiliated Group”);

WHEREAS, in connection with the initial public offering by Match of Match Common Stock, IAC and Match entered into a Tax Sharing Agreement, dated as of November 24, 2015 (such agreement, as it exists immediately prior to its termination pursuant to Section 11 hereof, the “Existing Tax Sharing Agreement”), setting forth their agreement with respect to certain Tax matters;

WHEREAS, as a result of the Distribution, New IAC and its subsidiaries will cease to be members of the IAC Affiliated Group (the “Deconsolidation”);

WHEREAS, the Parties desire to provide for and agree upon the allocation between the Parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes;

NOW THEREFORE, in consideration of the mutual agreements contained herein, the Parties hereby agree as follows:

Section 1.          Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Transaction Agreement:

“Adjustment Request” shall mean any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for refund or credit of Taxes previously paid.

“Affiliate” shall mean any entity that is directly or indirectly “controlled” by either the Person in question or an Affiliate of such Person. “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The term Affiliate shall refer to Affiliates of a Person as determined immediately after the Distribution.

“Agreement” shall mean this Tax Matters Agreement.

“Business Day” shall have the meaning set forth in the Transaction Agreement.

“Built-in Change Loss” shall mean any Tax-Related Losses arising from Committed Acquisitions that, taken together (and giving effect to any “acquisitions” of IAC stock for purposes of Section 355(e) of the Code occurring at or before the Match Merger Effective Time and without giving effect to any other “acquisitions” of IAC stock for purposes of Section 355(e) of the Code occurring after the Match Merger Effective Time), would result in the “acquisition” of a Fifty-Percent or Greater Interest in IAC as “part of a plan (or series of related transactions),” within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, that includes the Distribution.

“Capital Stock” shall mean all classes or series of capital stock, including (a) common stock, (b) all options, warrants and other rights to acquire such capital stock and (c) all instruments properly treated as stock for Federal Income Tax purposes.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committed Acquisitions” shall mean all acquisitions of IAC Capital Stock pursuant to any obligation to issue, exchange, or repurchase IAC Capital Stock, or any right granted to any Person to acquire IAC Capital Stock, in each case pursuant to the terms, as in effect on the date hereof, of any binding agreement entered into by a member of the IAC Group prior to the Match Merger Effective Time (whether on account of any employee option plan, exchangeable debt instrument, hedging transaction or otherwise), as such terms may be adjusted to give effect to the transactions contemplated by Articles II and III of the Transaction Agreement.

“Companies” and “Company” shall have the meaning provided in the first sentence of this Agreement.

“Compensatory Equity Interests” shall have the meaning set forth in Section 6.02(a)(i).

“Contribution” shall have the meaning provided in the Recitals.

“Deconsolidation” shall have the meaning provided in the Recitals.

“Deconsolidation Date” shall mean the date on which the Mandatory Exchange Effective Time occurs (provided that, if the date on which the Match Merger Effective Time occurs is after the Deconsolidation Date, then, solely for purposes of the allocation of liability pursuant to Section 2, the Match Merger (and any other transactions occurring between the Mandatory Exchange Effective Time and the Match Merger Effective Time) shall be deemed to have occurred on the Deconsolidation Date).

“DGCL” shall mean the Delaware General Corporation Law.

“Distribution” shall mean (i) the issuance of IAC Series 1 Mandatorily Exchangeable Preferred Stock and IAC Series 2 Mandatorily Exchangeable Preferred Stock pursuant to the Reclassification, (ii) the redemption of IAC Series 1 Mandatorily Exchangeable Preferred Stock in exchange for New IAC Common Stock and the redemption of IAC Series 2 Mandatorily Exchangeable Preferred Stock in exchange for New IAC Class B Common Stock, in each case, pursuant to the Mandatory Exchange, and (iii) the exchange of Subsidiary-Held IAC Securities for New IAC Voting Preferred Stock pursuant to the Subsidiary Exchange, taken together.

“Employee Matters Agreement” shall have the meaning set forth in the Transaction Agreement.

“Federal Income Tax” shall mean any Tax imposed by Subtitle A of the Code, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Federal Other Tax” shall mean any Tax imposed by the federal government of the United States other than any Federal Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Fifty-Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Final Determination” shall mean the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a Tax Period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a State, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such Tax Period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the laws of a State, local, or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment Tax, but only after the expiration of all Tax Periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; or (e) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the Parties.

“Foreign Income Tax” shall mean any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income tax as defined in Treasury Regulations Section 1.901-2, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Foreign Other Tax” shall mean any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, other than any Foreign Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Foreign Tax” shall mean any Foreign Income Taxes or Foreign Other Taxes.

“Former IAC Employee” shall have the meaning set forth in the Employee Matters Agreement.

“Former Match Employee” shall have the meaning set forth in the Employee Matters Agreement.

“Governmental Authority” shall have the meaning set forth in the Transaction Agreement.

“Group” shall mean the IAC Group, the Match Group, the New Match Group or the New IAC Group, or any combination thereof, as the context requires.

“IAC” shall have the meaning provided in the first sentence of this Agreement, and references herein to IAC shall include any entity treated as a successor to IAC (including, after the Match Merger Effective Time, New Match).

“IAC Adjustment” shall mean any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent IAC would be exclusively liable for any resulting Tax under this Agreement or exclusively entitled to receive any resulting Tax Benefit under this Agreement.

“IAC Affiliated Group” shall have the meaning set forth in the Recitals.

“IAC Filing Date” shall have the meaning set forth in Section 7.03(e)(ii)(A).

“IAC Employee” shall have the meaning set forth in the Employee Matters Agreement.

“IAC Group” shall mean IAC and each Person that is a Subsidiary of IAC immediately prior to the Reclassification Effective Time (other than any member of the Match Group).

“IAC Separate Return” shall mean any Separate Return of any member of the IAC Group that is not a member of the New IAC Group.

“IAC Service Provider Option Deductions” shall have the meaning set forth in Section 6.02(a)(ii).

“Income Tax” shall mean any Federal Income Tax, State Income Tax or Foreign Income Tax.

“Information Liability” shall have the meaning set forth in Section 7.03(a).

“IRS” shall mean the U.S. Internal Revenue Service.

“Joint Adjustment” shall mean any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest that is not a New IAC Adjustment or an IAC Adjustment.

“Joint Return” shall mean any Return of a member of the IAC Group, New Match Group or New IAC Group that is not a Separate Return.

“Mandatory Exchange” shall have the meaning set forth in the Transaction Agreement.

“Mandatory Exchange Effective Time” shall have the meaning set forth in the Transaction Agreement.

“Match” shall have the meaning provided in the Recitals, and references herein to Match shall include any entity treated as a successor to Match, including, after the Match Merger Effective Time, New Match.

“Match Common Stock” shall have the meaning set forth in the Transaction Agreement.

“Match Employee” shall have the meaning set forth in the Employee Matters Agreement.

“Match Federal Consolidated Income Tax Sharing Payments” shall have the meaning set forth in Section 2.02(a)(1)(A).

“Match Foreign Combined Income Tax Sharing Payments” shall have the meaning set forth in Section 2.04(a)(1)(A).

“Match Group” shall mean Match and each Person that is a Subsidiary of Match prior to the Reclassification Effective Time.

“Match Merger Effective Time” shall have the meaning set forth in the Transaction Agreement.

“Match Merger-Related Losses” shall mean (a) all federal, state, local and foreign Taxes imposed pursuant to any settlement, Final Determination, judgment or otherwise; (b) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes; and (c) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by New Match (or any New Match Affiliate) or New IAC (or any New IAC Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Governmental Authority, in each case, resulting from the failure of the Match Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

“Match Merger Tax Representation Letter” shall have the meaning set forth in Section 7.03(d)(ii)(A).

“Match Stand-Alone Federal Other Taxes” shall have the meaning set forth in Section 2.02(c)(i)(A).

“Match Stand-Alone Foreign Other Taxes” shall have the meaning set forth in Section 2.04(c)(i)(A).

“Match Stand-Alone State Other Taxes” shall have the meaning set forth in Section 2.03(c)(i)(A).

“Match State Combined Income Tax Sharing Payments” shall have the meaning set forth in Section 2.03(a)(1)(A).

“Merger Tax Opinion” shall have the meaning set forth in the Transaction Agreement

“Merger Tax Representation Letter” shall have the meaning set forth in the Transaction Agreement.

“Mitigation Failure” shall mean a breach by IAC of the covenant contained in Section 7.01(e).

“New IAC” shall have the meaning provided in the first sentence of this Agreement, and references herein to New IAC shall include any entity treated as a successor to New IAC.

“New IAC Active Trade or Business” shall mean a trade or business actively conducted (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) immediately prior to and after the Distribution by New IAC and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) that satisfies Section 355(b) of the Code with respect to the Distribution.

“New IAC Adjustment” shall mean any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent New IAC would be exclusively liable for any resulting Tax under this Agreement or exclusively entitled to receive any resulting Tax Benefit under this Agreement.

“New IAC Affiliated Group” shall mean the affiliated group (as defined in Section 1504 of the Code and the Treasury Regulations thereunder) of which New IAC is the common parent.

“New IAC Assets” shall have the meaning set forth in the Transaction Agreement.

“New IAC Carryback” shall mean any net operating loss, net capital loss, excess tax credit, or other similar Tax item of any member of the New IAC Group that is a carryback from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law that is not made at the election of any member of the New IAC Group.

“New IAC Class B Common Stock” shall have the meaning set forth in the Transaction Agreement.

“New IAC Common Stock” shall have the meaning set forth in the Transaction Agreement.

“New IAC Federal Consolidated Income Tax Return” shall mean any Federal Income Tax Return for the New IAC Affiliated Group.

“New IAC Group” shall mean New IAC and each Person that is a Subsidiary of New IAC after the Mandatory Exchange Effective Time.

“New IAC Filing Date” shall have the meaning set forth in Section 7.03(e)(i)(A).

“New IAC Liabilities” shall have the meaning set forth in the Transaction Agreement.

“New IAC Person” shall have the meaning set forth in Section 7.02(d).

“New IAC Proposed Acquisition Transaction” shall mean a Proposed Acquisition Transaction with respect to New IAC.

“New IAC Separate Return” shall mean any Separate Return of New IAC or any member of the New IAC Group.

“New IAC Voting Preferred Stock” shall have the meaning set forth in the Transaction Agreement.

“New Match” shall have the meaning provided in the second sentence of this Agreement, and references herein to New Match shall include (a) any entity treated as a successor to New Match and (b) any entity treated as a predecessor to New Match, including IAC.

“New Match Active Trade or Business” shall mean a trade or business actively conducted (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) immediately prior to and after the Distribution by IAC and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) that satisfies Section 355(b) of the Code with respect to the Distribution.

“New Match Affiliated Group” shall mean the affiliated group (as defined in Section 1504 of the Code and the Treasury Regulations thereunder) of which IAC or New Match is the common parent.

“New Match Federal Consolidated Income Tax Return” shall mean any Federal Income Tax Return for the New Match Affiliated Group.

“New Match Foreign Combined Income Tax Return” shall mean a consolidated, combined or unitary or other similar Foreign Income Tax Return or any Foreign Income Tax Return with respect to any profit and/or loss sharing group, group payment or similar group or fiscal unity that actually includes, by election or otherwise, one or more members of the New Match Group together with one or more members of the New IAC Group.

“New Match Group” shall mean IAC and each Person that is a Subsidiary of IAC after the Mandatory Exchange Effective Time.

“New Match Proposed Acquisition Transaction” shall mean a Proposed Acquisition Transaction with respect to IAC.

“New Match Separate Return” shall mean any Separate Return of New Match or any member of the New Match Group (other than any IAC Separate Return).

“New Match State Combined Income Tax Return” shall mean a consolidated, combined or unitary Tax Return with respect to State Income Taxes that actually includes, by election or otherwise, one or more members of the New Match Group and one or more members of the New IAC Group.

“New Match Tax Attribute” shall mean any net operating loss or excess interest expense carryforward of the IAC Group as of immediately following the Mandatory Exchange Effective Time, other than any such item generated by a member of the Match Group, to the extent attributable to a Pre-Deconsolidation Period.

“Notified Action” shall have the meaning set forth in Section 7.02(a).

“Option Value Allocation Ratio” shall have the meaning set forth in the Transaction Agreement.

“Other Tax” shall mean any Federal Other Tax, State Other Tax, or Foreign Other Tax.

“Parties” shall mean the parties to this Agreement.

“Past Practices” shall have the meaning set forth in Section 4.04(a).

“Payment Date” shall mean (a) with respect to any New Match Federal Consolidated Income Tax Return, the due date for any required installment of estimated Taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing the Tax Return determined under Section 6072 of the Code, and the date the Tax Return is filed, and (b) with respect to any other Tax Return, the corresponding dates determined under applicable Tax Law.

“Payor” shall have the meaning set forth in Section 5.02(a).

“Person” shall mean any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for Federal Income Tax purposes.

“Post-Deconsolidation Period” shall mean any Tax Period beginning after the Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Deconsolidation Date.

“Pre-Deconsolidation Period” shall mean any Tax Period ending on or prior to the Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Deconsolidation Date.

“Prime Rate” shall have the meaning set forth in the Transaction Agreement.

“Privilege” shall mean any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” shall mean, with respect to a Company, a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by the management or shareholders of such Company, is a hostile acquisition, or otherwise, as a result of which such Company would merge or consolidate with any other Person or as a result of which any Person or Persons would (directly or indirectly) acquire, or have the right to acquire, from such Company and/or one or more holders of outstanding shares of Capital Stock of such Company, a number of shares of Capital Stock of such Company that would, when combined with any other changes in ownership of Capital Stock of such Company pertinent for purposes of Section 355(e) of the Code, comprise 45% or more of (a) the value of all outstanding shares of stock of such Company as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting stock of such Company as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by such Company of a shareholder rights plan or (ii) issuances by such Company that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or Treasury Regulations promulgated under Section 355(e) of the Code shall be incorporated into this definition and its interpretation.

“PTEP” shall mean any earnings and profits of a foreign corporation that would be excluded from gross income pursuant to Section 959 of the Code.

“Reclassification” shall have the meaning set forth in the Transaction Agreement.

“Reclassification Effective Time” shall have the meaning set forth in the Transaction Agreement.

“Required Party” shall have the meaning set forth in Section 5.02(a).

“Responsible Company” shall mean, with respect to any Tax Return, the Company having responsibility for filing such Tax Return.

“Restriction Period” shall mean the period beginning on the date hereof and ending on the two-year anniversary of the Distribution.

“Retention Date” shall have the meaning set forth in Section 9.01.

“Section 336(e) Election” shall have the meaning set forth in Section 7.04.

“Separate Return” shall mean (a) in the case of any Tax Return of any member of the New IAC Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the New Match Group, (b) in the case of any Tax Return of any member of the New Match Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the New IAC Group, and (c) in the case of any Tax Return of any member of the IAC Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the Match Group.

“Specified Committed Acquisitions” shall have the meaning set forth on Schedule 1 hereto.

“State Income Tax” shall mean any Tax imposed by any State of the United States (or by any political subdivision of any such State) or the District of Columbia, or any city or municipality located therein, which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“State Other Tax” shall mean any Tax imposed by any State of the United States (or by any political subdivision of any such State) or the District of Columbia, or any city or municipality located therein, other than any State Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Straddle Period” shall mean any Tax Period that begins on or before and ends after the Deconsolidation Date.

“Subsidiary Exchange” shall have the meaning set forth in the Transaction Agreement.

“Subsidiary-Held IAC Securities” shall have the meaning set forth in the Transaction Agreement.

“Tax” or “Taxes” shall mean any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Governmental Authority or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Tax Advisor” shall mean any Tax counsel or accountant of recognized national standing in the United States.

“Tax Advisor Dispute” shall have the meaning set forth in Section 14.

“Tax Attribute” shall mean a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit or any other Tax Item that could reduce a Tax.

“Tax Authority” shall mean, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” shall mean any reduction in liability for Tax as a result of any loss, deduction, refund, credit, or other item reducing Taxes otherwise payable.

“Tax Contest” shall mean an audit, review, examination, assessment or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax-Free Status” shall mean, with respect to the Distribution (taken together with the Contribution), the qualification thereof (a) as a transaction described in Section 368(a)(1)(D) and Section 355(a) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c)(2) and 361(c)(2) of the Code and (c) as a transaction in which IAC, New IAC, and the members of their respective Groups (as relevant) recognize no income or gain for Federal Income Tax purposes pursuant to Sections 355, 361 and 1032 of the Code, other than intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

“Tax Item” shall mean, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

“Tax Law” shall mean the law of any Governmental Authority or political subdivision thereof relating to any Tax.

“Tax Opinion” shall mean each opinion of a Tax Advisor delivered to IAC or New IAC in connection with, and regarding the Federal Income Tax treatment of, the Distribution (taken together with the Contribution).

“Tax Period” shall mean, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” shall mean any Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax-Related Losses” shall mean (a) all federal, state, local and foreign Taxes imposed pursuant to any settlement, Final Determination, judgment or otherwise; (b) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes; and (c) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by IAC (or any IAC Affiliate) or New IAC (or any New IAC Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Governmental Authority, in each case, resulting from the failure of the Distribution (taken together with the Contribution) to have Tax-Free Status.

“Tax Return” or “Return” shall mean any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Transaction Agreement” shall have the meaning set forth in the Recitals.

“Transaction-Related Tax Contest” shall mean any Tax Contest in which the IRS, another Tax Authority or any other Person asserts a position that could reasonably be expected to adversely affect (a) the Tax-Free Status of the Distribution (taken together with the Contribution) or (b) the qualification of the Match Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

“Transactions” shall mean the Contribution, the Distribution and the other transactions contemplated by the Transaction Agreement (including the transactions contemplated by Exhibit 1.01 to the Transaction Agreement, but excluding the Match Merger).

“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” shall mean an unqualified opinion of a Tax Advisor on which IAC and New IAC may rely to the effect that a transaction will not (a) affect the Tax-Free Status of the Distribution (taken together with the Contribution) or (b) adversely affect any of the conclusions set forth in any Tax Opinion regarding the Tax-Free Status of the Distribution (taken together with the Contribution); provided, that any Tax opinion obtained in connection with a Proposed Acquisition Transaction with respect to New IAC or IAC entered into during the Restriction Period shall not qualify as an Unqualified Tax Opinion unless such Tax opinion concludes that such proposed acquisition will not be treated as “part of a plan (or series of related transactions),” within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, that includes the Distribution. Any such opinion must assume that the Distribution (taken together with the Contribution) would have qualified for Tax-Free Status if the transaction in question did not occur.

Section 2.          Allocation of Tax Liabilities.

Section 2.01     General Rule.

(a) New IAC Liability. New IAC shall be liable for, and shall indemnify and hold harmless the New Match Group from and against any liability for, Taxes that are allocated to New IAC under this Section 2.

(b) IAC Liability. IAC shall be liable for, and shall indemnify and hold harmless the New IAC Group from and against any liability for, Taxes that are allocated to IAC under this Section 2.

(c) Coordination with Transaction Agreement. The Parties shall make appropriate adjustments to the amounts otherwise allocated to New IAC or IAC pursuant to this Section 2 to account for any cash treated as a New Match Asset (as defined in the Transaction Agreement) pursuant to clause (ii)(E)(x) of the definition of such term.

Section 2.02     Allocation of United States Federal Income Tax and Federal Other Tax. Except as otherwise provided in Section 2.05, Federal Income Tax and Federal Other Tax shall be allocated as follows:

(a) Allocation of Tax Relating to New Match Federal Consolidated Income Tax Returns. With respect to any New Match Federal Consolidated Income Tax Return (i) for any Pre-Deconsolidation Period, (A) New IAC shall be responsible for any and all Federal Income Taxes due or required to be reported on any such Tax Return (including any increase in such Tax as a result of a Final Determination) reduced by any amounts in respect of such Federal Income Taxes for which Match is or would be responsible with respect to such period pursuant to the Existing Tax Sharing Agreement (without giving effect to the termination thereof pursuant to Section 11 hereof) (“Match Federal Consolidated Income Tax Sharing Payments”), and (B) IAC shall be responsible for any and all Match Federal Consolidated Income Tax Sharing Payments (including any increase thereof as a result of a Final Determination); and (ii) for any Post-Deconsolidation Period, IAC shall be responsible for any and all Federal Income Taxes due or required to be reported on any such Tax Return (including any increase in such Tax as a result of a Final Determination). For purposes of calculating Match Federal Consolidated Income Tax Sharing Payments, (x) Section 2(c)(iv) of the Existing Tax Sharing Agreement shall not apply and (y) with respect to any increase or decrease in the Tax liability reflected on any New Match Federal Consolidated Income Tax Return for any Pre-Deconsolidation Period (or portion thereof) that ends prior to the date of the IPO (as defined in the Existing Tax Sharing Agreement) as a result of a Final Determination with respect to such New Match Federal Consolidated Income Tax Return for such Tax Period, the portion of such increase or decrease that is allocable to IAC hereunder shall be the amount of such increase or decrease for which the members of the Match Group would have been liable on a hypothetical stand-alone basis.

(b)  Allocation of Tax Relating to Federal Separate Income Tax Returns. (i) New IAC shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any (A) New IAC Separate Return or (B) IAC Separate Return for any Pre-Deconsolidation Period; and (ii) IAC shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any (A) New Match Separate Return or (B) IAC Separate Return for any Post-Deconsolidation Period; in each case, including any increase in such Tax as a result of a Final Determination.

(c)  Allocation of Federal Other Tax. (i) New IAC shall be responsible for any and all Federal Other Taxes due with respect to or required to be reported on any (A) Joint Return for any Pre-Deconsolidation Period, other than any such Federal Other Taxes for which any member of the Match Group would have been liable on a hypothetical stand-alone basis (“Match Stand-Alone Federal Other Taxes”), (B) New IAC Separate Return or (C) IAC Separate Return for any Pre-Deconsolidation Period; and (ii) IAC shall be responsible for any and all (A) Match Stand-Alone Federal Other Taxes and (B) Federal Other Taxes due with respect to or required to be reported on any (1) Joint Return for any Post-Deconsolidation Period, (2) New Match Separate Return or (3) IAC Separate Return for any Post-Deconsolidation Period; in each case, including any increase in such Tax as a result of a Final Determination.

Section 2.03     Allocation of State Income and State Other Taxes. Except as otherwise provided in Section 2.05, State Income Tax and State Other Tax shall be allocated as follows:

(a)  Allocation of Tax Relating to New Match State Combined Income Tax Returns. With respect to any New Match State Combined Income Tax Return (i) for any Pre-Deconsolidation Period, (A) New IAC shall be responsible for any and all State Income Taxes due or required to be reported on any such Tax Return (including any increase in such Tax as a result of a Final Determination) reduced by any amounts in respect of such State Income Taxes for which Match is or would be responsible with respect to such period pursuant to the Existing Tax Sharing Agreement (without giving effect to the termination thereof pursuant to Section 11 hereof) (“Match State Combined Income Tax Sharing Payments”), and (B) IAC shall be responsible for any and all Match State Combined Income Tax Sharing Payments (including any increase thereof as a result of a Final Determination); and (ii) for any Post-Deconsolidation Period, IAC shall be responsible for any and all State Income Taxes due or required to be reported on any such Tax Return (including any increase in such Tax as a result of a Final Determination). For purposes of calculating Match State Combined Income Tax Sharing Payments, (x) Section 2(c)(iv) of the Existing Tax Sharing Agreement shall not apply and (y) with respect to any increase or decrease in the Tax liability reflected on any New Match State Combined Income Tax Return for any Pre-Deconsolidation Period (or portion thereof) that ends prior to the date of the IPO (as defined in the Existing Tax Sharing Agreement) as a result of a Final Determination with respect to such New Match State Combined Income Tax Return for such Tax Period, the portion of such increase or decrease that is allocable to IAC hereunder shall be the amount of such increase or decrease for which the members of the Match Group would have been liable on a hypothetical stand-alone basis.

(b)  Allocation of Tax Relating to State Separate Income Tax Returns. (i) New IAC shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any (A) New IAC Separate Return or (B) IAC Separate Return for any Pre-Deconsolidation Period; and (ii) IAC shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any (A) New Match Separate Return or (B) IAC Separate Return for any Post-Deconsolidation Period; in each case, including any increase in such Tax as a result of a Final Determination.

(c) Allocation of State Other Tax. (i) New IAC shall be responsible for any and all State Other Taxes due with respect to or required to be reported on any (A) Joint Return for any Pre-Deconsolidation Period, other than any such State Other Taxes for which any member of the Match Group would have been liable on a hypothetical stand-alone basis (“Match Stand-Alone State Other Taxes”), (B) New IAC Separate Return or (C) IAC Separate Return for any Pre-Deconsolidation Period; and (ii) IAC shall be responsible for any and all (A) Match Stand-Alone State Other Taxes and (B) State Other Taxes due with respect to or required to be reported on any (1) Joint Return for any Post-Deconsolidation Period, (2) New Match Separate Return or (3) IAC Separate Return for any Post-Deconsolidation Period; in each case, including any increase in such Tax as a result of a Final Determination.

Section 2.04     Allocation of Foreign Taxes. Except as otherwise provided in Section 2.05, Foreign Income Tax and Foreign Other Tax shall be allocated as follows:

(a)  Allocation of Tax Relating to New Match Foreign Combined Income Tax Returns. With respect to any New Match Foreign Combined Income Tax Return (i) for any Pre-Deconsolidation Period, (A) New IAC shall be responsible for any and all Foreign Income Taxes due or required to be reported on any such Tax Return (including any increase in such Tax as a result of a Final Determination) reduced by any amounts in respect of such Foreign Income Taxes for which Match is or would be responsible with respect to such period pursuant to the Existing Tax Sharing Agreement (without giving effect to the termination thereof pursuant to Section 11 hereof) (“Match Foreign Combined Income Tax Sharing Payments”), and (B) IAC shall be responsible for any and all Match Foreign Combined Income Tax Sharing Payments (including any increase thereof as a result of a Final Determination); and (ii) for any Post-Deconsolidation Period, IAC shall be responsible for any and all Foreign Income Taxes due or required to be reported on any such Tax Return (including any increase in such Tax as a result of a Final Determination). For purposes of calculating Match Foreign Combined Income Tax Sharing Payments, (x) Section 2(c)(iv) of the Existing Tax Sharing Agreement shall not apply and (y) with respect to any increase or decrease in the Tax liability reflected on any New Match Foreign Combined Income Tax Return for any Pre-Deconsolidation Period (or portion thereof) that ends prior to the date of the IPO (as defined in the Existing Tax Sharing Agreement) as a result of a Final Determination with respect to such New Match Foreign Combined Income Tax Return for such Tax Period, the portion of such increase or decrease that is allocable to IAC hereunder shall be the amount of such increase or decrease for which the members of the Match Group would have been liable on a hypothetical stand-alone basis.

(b) Allocation of Tax Relating to Foreign Separate Income Tax Returns. (i) New IAC shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any (A) New IAC Separate Return or (B) IAC Separate Return for any Pre-Deconsolidation Period; and (ii) IAC shall be responsible for any and all Foreign Income Taxes due with respect to or required to be reported on any (A) New Match Separate Return or (B) IAC Separate Return for any Post-Deconsolidation Period; in each case, including any increase in such Tax as a result of a Final Determination.

(c) Allocation of Foreign Other Tax. (i) New IAC shall be responsible for any and all Foreign Other Taxes due with respect to or required to be reported on any (A) Joint Return for any Pre-Deconsolidation Period, other than any such Foreign Other Taxes for which any member of the Match Group would have been liable on a hypothetical stand-alone basis (“Match Stand-Alone Foreign Other Taxes”), (B) New IAC Separate Return or (C) IAC Separate Return for any Pre-Deconsolidation Period; and (ii) IAC shall be responsible for any and all (A) Match Stand-Alone Foreign Other Taxes and (B) Foreign Other Taxes due with respect to or required to be reported on any (1) Joint Return for any Post-Deconsolidation Period, (2) New Match Separate Return or (3) IAC Separate Return for any Post-Deconsolidation Period; in each case, including any increase in such Tax as a result of a Final Determination.

Section 2.05     Certain Transaction and Other Taxes

(a) New IAC Liability. New IAC shall be liable for, and shall indemnify and hold harmless the New Match Group from and against any liability for:

(i)   any stamp, sales and use, gross receipts, value-added, goods and services or other similar transfer Taxes (for the avoidance of doubt, excluding any Income Taxes) imposed by any Tax Authority on any member of the New IAC Group or the New Match Group on the transfers occurring pursuant to any transactions contemplated by Article I or II of the Transaction Agreement;

(ii)  any Tax (other than Tax-Related Losses or Match Merger-Related Losses) resulting from a breach by IAC (prior to the Match Merger Effective Time) or New IAC of any covenant made by such Party in this Agreement, the Transaction Agreement, or any Ancillary Agreement; and

(iii) any Tax-Related Losses or Match Merger-Related Losses, in each case, for which New IAC is responsible pursuant to Section 7.03.

The amounts for which New IAC is liable pursuant to Section 2.05(a)(i) and (ii) shall include all accounting, legal, and other professional fees and court costs incurred in connection with the relevant Taxes.

(b)  IAC Liability. IAC shall be liable for, and shall indemnify and hold harmless the New IAC Group from and against any liability for:

(i)  any Tax (other than Tax-Related Losses or Match Merger-Related Losses) resulting from a breach by New Match of any covenant made by IAC or Match in this Agreement, the Transaction Agreement, or any Ancillary Agreement; and

(ii)  any Tax-Related Losses or Match Merger-Related Losses, in each case, for which New Match is responsible pursuant to Section 7.03.

The amounts for which IAC is liable pursuant to Section 2.05(b)(i) shall include all accounting, legal, and other professional fees and court costs incurred in connection with the relevant Taxes.

Section 3.          Proration of Taxes for Straddle Periods.

(a)  General Method of Proration. In the case of any Straddle Period, Tax Items shall be apportioned between Pre-Deconsolidation Periods and Post-Deconsolidation Periods in accordance with the principles of Treasury Regulations Section 1.1502-76(b). With respect to the New Match Federal Consolidated Income Tax Return for the taxable year that includes the Distribution, New IAC may direct IAC to make a ratable allocation election under Treasury Regulations Section 1.1502-76(b)(2)(ii) with respect to New IAC, provided, that such election (i) would not reduce the New Match Tax Attributes to amounts less than the amounts set forth on Schedule 2 hereto and (ii) would not reasonably be expected to result in an adverse Tax consequence that is material to any member of the New Match Group, which adverse Tax consequence would not have been reasonably expected to occur in the absence of such ratable allocation election. Subject to the foregoing proviso clause, if so directed, IAC shall, and shall cause each member of the New Match Affiliated Group to, take all actions necessary to give effect to such election.

(b)  Extraordinary Item. In determining the apportionment of Tax Items between Pre-Deconsolidation Periods and Post-Deconsolidation Periods, any Tax Items relating to the Transactions or the Match Merger shall be treated as extraordinary items described in Treasury Regulations Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent arising on or prior to the Deconsolidation Date) be allocated to the Pre-Deconsolidation Period, and any Taxes related to such items shall be treated under Treasury Regulations Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall (to the extent arising on or prior to the Deconsolidation Date) be allocated to the Pre-Deconsolidation Period.

Section 4.          Preparation and Filing of Tax Returns.

Section 4.01     General. Except as otherwise provided in this Section 4, Tax Returns shall be prepared and filed when due (taking into account extensions) by the Person obligated to file such Tax Returns under the Code or applicable Tax Law. The Companies shall, and shall cause their respective Affiliates to, provide assistance and cooperation to one another in accordance with Section 8 with respect to the preparation and filing of Tax Returns (including by providing information required to be provided pursuant to Section 8).

Section 4.02     IAC’s Responsibility. Subject to Section 4.06, IAC has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:

(a)  New Match Federal Consolidated Income Tax Returns for any Tax Periods ending before, on or after the Deconsolidation Date;

(b)  New Match State Combined Income Tax Returns, New Match Foreign Combined Income Tax Returns and any other Joint Returns required to be filed by IAC or any member of the New Match Group (determined in accordance with Section 4.05), in each case, for any Tax Periods ending before, on or after the Deconsolidation Date; and

(c)  New Match Separate Returns and IAC Separate Returns, in each case, for any Tax Periods ending before, on or after the Deconsolidation Date.

Section 4.03     New IAC’s Responsibility. New IAC shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the New IAC Group other than those Tax Returns that IAC is required or entitled to prepare and file under Section 4.02. The Tax Returns required to be prepared and filed by New IAC under this Section 4.03 shall include any (a) New IAC Federal Consolidated Income Tax Return and (b) New IAC Separate Return.

Section 4.04     Tax Accounting Practices.

(a)  General Rule. Except as otherwise provided in Section 4.04(b), with respect to any Tax Return for any Tax Period that includes a Pre-Deconsolidation Period, such Tax Return shall be prepared in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used with respect to the Tax Returns in question (including, with respect to the decision whether any Affiliate shall join in the filing of any Joint Return), except to the extent not permitted by applicable Tax Laws.

(b)  Reporting of Transactions. Except to the extent otherwise required (x) by a change in applicable law or (y) as a result of a Final Determination, neither New IAC nor IAC shall (and neither shall permit or cause any member of its respective Group (including, with respect to IAC, any member of the New Match Group) to) take any position that is inconsistent with the treatment of the Distribution (together with the Contribution) as having Tax-Free Status (or analogous status under state or local law) or the Match Merger qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (or analogous status under state or local law).

Section 4.05     Consolidated or Combined Tax Returns. IAC and New IAC will elect and join, and will cause their respective Affiliates to elect and join, in filing any New Match State Combined Income Tax Returns and any Joint Returns, in each case, (x) required to be filed in accordance with Section 4.04(a) or by applicable Law or (y) that IAC and New IAC otherwise agree to file.

Section 4.06     Right to Review Tax Returns.

(a)  General. The Company that has responsibility for preparing and filing any material Tax Return under this Agreement shall make such Tax Return (or the relevant portions thereof) and related workpapers available for review by the other Company to the extent the other Company (i) is or would reasonably be expected to be liable for Taxes reflected on such Tax Return, (ii) is or would reasonably be expected to be liable for any additional Taxes owing as a result of adjustments to the amount of such Taxes reported on such Tax Return, (iii) has or would reasonably be expected to have a claim for Tax Benefits under this Agreement in respect of items reflected on such Tax Return, or (iv) reasonably requires such documents to confirm compliance with the terms of this Agreement; provided, however, that, except for portions of such Tax Returns reflecting the items or otherwise containing the information described in the preceding clauses (iii) or (iv), (x) IAC shall not be required to make available any New Match Separate Tax Return for any Tax Period that begins after the Deconsolidation Date for review by New IAC and (y) New IAC shall not be required to make available any New IAC Separate Tax Return for any Tax Period that begins after the Deconsolidation Date for review by IAC. The Company that has responsibility for preparing and filing such Tax Return under this Agreement shall use reasonable efforts to make such Tax Return (or the relevant portions thereof) and related workpapers available for review as required under this paragraph sufficiently in advance of (but in any event at least thirty (30) days (or, in the case of Tax Returns that are not Income Tax Returns, such shorter period as is reasonable taking into account the Tax Period and the nature of the relevant Tax Return or other relevant circumstances) prior to) the due date for filing of such Tax Return to provide the requesting Party with a meaningful opportunity to review and comment on such Tax Return and shall consider such comments in good faith. The Parties shall attempt in good faith to resolve any material disagreement arising out of the review of such Tax Return and, failing such resolution, any material disagreement shall be resolved in accordance with the provisions of Section 14 as promptly as practicable.

(b)  Pre-Deconsolidation Tax Returns. Notwithstanding anything to the contrary herein:

(i)    With respect to any (x) Tax Return required to be prepared by IAC pursuant to Section 4.02(a) or (b) or (y) IAC Separate Return required to be prepared by IAC pursuant to Section 4.02(c), in each case, with respect to any Tax Period that includes a Pre-Deconsolidation Period (each, a “Pre-Deconsolidation Tax Return”), IAC shall deliver to New IAC for its review, comment, and approval (which approval shall not be unreasonably withheld, conditioned, or delayed) a copy of such Pre-Deconsolidation Tax Return at least thirty (30) days (or, in the case of Tax Returns that are not Income Tax Returns, such shorter period as is reasonable taking into account the Tax Period and the nature of the relevant Tax Return or other relevant circumstances) prior to the due date thereof (taking into account any extensions). IAC shall revise such Pre-Deconsolidation Tax Return to reflect any comments received from New IAC not later than fifteen (15) days (or, in the case of Tax Returns that are not Income Tax Returns, such shorter period as is reasonable taking into account the Tax Period and the nature of the relevant Tax Return or other relevant circumstances) before the due date thereof (taking into account any extensions) to the extent (i) such comments (A) relate to New IAC, any other member of the New IAC Group or any member of the IAC Group, or (B) otherwise affect Taxes for which New IAC is responsible under Section 2, (ii) there is at least a “more likely than not” basis for such positions and (iii) such comments would not reasonably be expected to result in an adverse Tax consequence that is material to any member of the New Match Group. In the event of any disagreement with respect to any such Pre-Deconsolidation Tax Return, IAC and New IAC shall cooperate in good faith to resolve such disagreement and, if IAC and New IAC are unable to reach resolution, they shall promptly cause a jointly retained nationally recognized independent accounting firm selected jointly by IAC and New IAC (the “Independent Accounting Firm”) to resolve such disagreement in accordance with the terms of this Agreement within a reasonable time, taking into account the deadline for filing such Pre-Deconsolidation Tax Return. IAC shall revise such Pre-Deconsolidation Tax Return to reflect any agreement reached between IAC and New IAC and, if applicable, any such resolution of the Independent Accounting Firm, and shall deliver a revised Pre-Deconsolidation Tax Return to New IAC at least five (5) days before the due date therefor (taking into account extensions) (or such shorter period as is reasonable taking into account the Tax Period and the nature of the relevant Pre-Deconsolidation Tax Return). Any determination of the Independent Accounting Firm pursuant to this Section 4.06(b)(i) shall be binding upon the Parties without further adjustment. The costs, fees, and expenses of the Independent Accounting Firm shall be borne equally by IAC and New IAC.

(ii)  Except to the extent otherwise required pursuant to a Final Determination, neither IAC nor New IAC shall (nor shall either permit any of its Affiliates to) amend or revoke any Tax Return for any Tax Period that includes any Pre-Deconsolidation Period (or any notification or election relating thereto) without the prior written consent of the other Company (such consent not to be unreasonably withheld, conditioned, or delayed). At New IAC’s request and at New IAC’s cost and expense, unless the filing of such amended Tax Return would reduce any New Match Tax Attribute or would reasonably be expected to result in an adverse Tax consequence that is material to any member of the New Match Group, IAC shall file, or cause to be filed, amended Pre-Deconsolidation Tax Returns (which Tax Returns shall be prepared in a manner consistent with Section 4.06(b)(i)).

(c)  Execution of Returns Prepared by Other Party. In the case of any Tax Return that is required to be prepared by one Company under this Agreement and that is required by law to be signed by another Company (or by its authorized representative), the Company that is legally required to sign such Tax Return shall not be required to sign such Tax Return under this Agreement unless there is at least a “more likely than not” basis (or comparable standard under state, local or foreign law) for the Tax treatment of each material item reported on the Tax Return.

Section 4.07     New IAC Carrybacks and Claims for Refund. New IAC shall cause the members of the New IAC Group to carry forward, where permitted by applicable Law, any item of loss, deduction or credit which arises in any Tax Period ending after the Deconsolidation Date. If such item is not permitted by applicable Law to be carried forward into any Tax Period beginning after the Deconsolidation Date, at New IAC’s cost and expense, an Adjustment Request with respect to a Joint Return shall be filed to claim in any Tax Period that ends on or before or includes the Deconsolidation Date with respect to any Joint Return any New IAC Carryback arising in a Post-Deconsolidation Period, and such Adjustment Request shall be prepared and filed by the Responsible Company with respect to the Tax Return to be adjusted, in accordance with the provisions of this Section 4.

Section 4.08     Apportionment of Earnings and Profits and Tax Attributes.

(a) If the IAC Affiliated Group has a Tax Attribute, the portion, if any, of such Tax Attribute apportioned to New IAC or any member of the New IAC Group and treated as a carryover to the first Post-Deconsolidation Period of New IAC (or such member) shall be determined by New IAC in accordance with Treasury Regulations Sections 1.1502-21, 1.1502-21T, 1.1502-22, 1.1502-79 and, if applicable, 1.1502-79A; provided that New IAC shall not make any election with respect to the apportionment of Tax Attributes that would reduce the New Match Tax Attributes to amounts less than the amounts set forth on Schedule 2 hereto.

(b) New IAC shall be entitled to determine the portion, if any, of any Tax Attribute, other than those described in Section 4.08(a), with respect to any consolidated, combined or unitary State or Foreign Income Tax, in each case, arising in respect of a Joint Return which shall be apportioned to New IAC or any member of the New IAC Group, in accordance with applicable law.

(c) New IAC shall use commercially reasonable efforts to determine or cause its designee to determine the portion, if any, of any Tax Attribute that (absent a Final Determination to the contrary) shall be apportioned to New IAC or any member of the New IAC Group in accordance with this Section 4.08 and applicable law and the amount of Tax basis and earnings and profits (including, for the avoidance of doubt, PTEP) to be apportioned to New IAC or any member of the New IAC Group in accordance with this Section 4.08 and applicable law, and shall provide written notice of the calculation thereof to IAC for its review and comment as soon as reasonably practicable after New IAC or its designee prepares such calculation. In the event of any disagreement regarding the accuracy or compliance with applicable law of any such calculation, IAC and New IAC shall cooperate in good faith to resolve such disagreement and, if IAC and New IAC are unable to reach resolution, they shall promptly cause the Independent Accounting Firm to resolve such disagreement in accordance with the terms of this Agreement within a reasonable time. New IAC shall revise such written notice to reflect any agreement reached between IAC and New IAC and, if applicable, any such resolution of the Independent Accounting Firm, and shall deliver a revised written notice to New IAC at least five (5) days before the due date (taking into account extensions) for the applicable Tax Return. Any determination of the Independent Accounting Firm pursuant to this Section 4.08(c) shall be binding upon the Parties without further adjustment. The costs, fees, and expenses of the Independent Accounting Firm shall be borne equally by IAC and New IAC.

(d) Any written notice delivered by New IAC pursuant to Section 4.08(c) shall be binding on IAC and each member of the New Match Group and on New IAC and each member of the New IAC Group. Except to the extent otherwise required by a change in applicable law or pursuant to a Final Determination, neither IAC nor New IAC shall take any position (whether on a Tax Return or otherwise) that is inconsistent with the information contained in any such written notice.

Section 5.          Tax Payments.

Section 5.01     Payment of Taxes with Respect to Tax Returns. Subject to Section 5.02, (a) the Responsible Company with respect to any Tax Return shall pay any Tax required to be paid to the applicable Tax Authority on or before the relevant Payment Date, and (b) in the case of any adjustment pursuant to a Final Determination with respect to any Tax Return, the Responsible Company shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Tax Return required to be paid as a result of such adjustment pursuant to a Final Determination.

Section 5.02     Indemnification Payments.

(a)  If any Company (the “Payor”) is required pursuant to Section 5.01 (or otherwise under applicable Tax Law) to pay to a Tax Authority a Tax for which another Company (the “Required Party”) is liable, in whole or in part, under this Agreement, the Required Party shall reimburse the Payor within 15 days of delivery by the Payor to the Required Party of an invoice for the amount due from the Required Party, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. If the amount to be paid by the Required Party pursuant to this Section 5.02 is in excess of $5 million, then the Required Party shall pay the Payor no later than the later of (i) seven Business Days after delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by a statement detailing the Taxes required to be paid and describing in reasonable detail the particulars relating thereto and (ii) three Business Days prior to the due date for the payment of such Tax.

(b)  All indemnification payments under this Agreement shall be made by IAC directly to New IAC and by New IAC directly to IAC; provided, however, that if the Companies mutually agree with respect to any such indemnification payment, (i) any member of the New Match Group may make such indemnification payment to any member of the New IAC Group and (ii) any member of the New IAC Group may make such indemnification payment to any member of the New Match Group.

Section 6.          Tax Benefits.

Section 6.01     Tax Benefits.

(a)  Except as set forth below, (i) New IAC shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Income Taxes and Other Taxes for which New IAC is liable hereunder, (ii) IAC shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Income Taxes and Other Taxes for which IAC is liable hereunder, and (iii) a Company receiving a refund to which another Company is entitled hereunder in whole or in part shall pay over such refund (or portion thereof), net of cost (including Taxes) resulting therefrom, to such other Company within 30 days after such refund is received; it being understood that, with respect to any refund (or any interest thereon received from the applicable Tax Authority) of Taxes for which both Companies are liable under Section 7.03(c), each Company shall be entitled to the portion of such refund (or interest thereon) that reflects its proportionate liability for such Taxes.

(b)  If (i) a member of the New Match Group actually realizes in cash any Tax Benefit as a result of an adjustment pursuant to a Final Determination or reporting required by clause (x) or clause (y) of Section 4.04(b), in each case, that increases Taxes for which a member of the New IAC Group is liable hereunder (or reduces any Tax Attribute of a member of the New IAC Group) and such Tax Benefit would not have arisen but for such adjustment or reporting (determined on a “with and without” basis), or (ii) a member of the New IAC Group actually realizes in cash any Tax Benefit as a result of an adjustment pursuant to a Final Determination or reporting required by clause (x) or clause (y) of Section 4.04(b), in each case, that increases Taxes for which a member of the New Match Group is liable hereunder (or reduces any Tax Attribute of a member of the New Match Group) and such Tax Benefit would not have arisen but for such adjustment or reporting (determined on a “with and without” basis), then, IAC or New IAC, as the case may be, shall make a payment to New IAC or IAC, as appropriate, within 30 days following such actual realization of the Tax Benefit, in an amount equal to such Tax Benefit actually realized in cash (including any Tax Benefit actually realized as a result of the payment); provided, however, that no Company (or any Affiliates of any Company) shall be obligated to make a payment otherwise required pursuant to this Section 6.01(b) to the extent making such payment would place such Company (or any of its Affiliates) in a less favorable net after-Tax position than such Company (or such Affiliate) would have been in if the relevant Tax Benefit had not been realized. If a Company or one of its Affiliates pays over any amount pursuant to the preceding sentence and such Tax Benefit is subsequently disallowed or adjusted, the Parties shall promptly make appropriate payments (including in respect of any interest paid or imposed by any Tax Authority) to reflect such disallowance or adjustment.

(c)  No later than 30 days after a Tax Benefit described in Section 6.01(b) is actually realized in cash by a member of the New IAC Group or a member of the New Match Group, New IAC (if a member of the New IAC Group actually realizes such Tax Benefit) or IAC (if a member of the New Match Group actually realizes such Tax Benefit) shall provide the other Company with a written calculation of the amount payable to such other Company by New IAC or IAC pursuant to this Section 6. In the event that New IAC or IAC disagrees with any such calculation described in this Section 6.01(c), New IAC or IAC shall so notify the other Company in writing within 30 days of receiving the written calculation set forth above in this Section 6.01(c). New IAC and IAC shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under this Section 6 shall be determined in accordance with the provisions of Section 14 as promptly as practicable.

(d)  New IAC shall be entitled to any refund that is attributable to, and would not have arisen but for, a New IAC Carryback pursuant to Section 4.07. Any such payment of such refund made by IAC to New IAC pursuant to this Section 6.01(d) shall be recalculated in light of any Final Determination (or any other facts that may arise or come to light after such payment is made, such as a carryback of a New Match Group Tax Attribute to a Tax Period in respect of which such refund is received) that would affect the amount to which New IAC is entitled, and an appropriate adjusting payment shall be made by New IAC to IAC such that the aggregate amount paid pursuant to this Section 6.01(d) equals such recalculated amount.

(e)  If (i) as a result of an adjustment pursuant to a Final Determination, any New Match Tax Attribute is utilized to reduce Taxes for a Pre-Deconsolidation Period for which a member of the New IAC Group would otherwise be liable hereunder, (ii) such reduction in Taxes would not have arisen but for such adjustment (determined on a “with and without” basis), and (iii) the amount of Taxes payable by any member of the New Match Group for a Post-Deconsolidation Period exceeds the amount of Taxes that otherwise would have been payable by such member of the New Match Group for such Post-Deconsolidation Period absent such utilization (determined on a “with and without” basis), then New IAC shall indemnify and hold the members of the New Match Group harmless from and against any such excess Tax liability, as, if, and when such Taxes are actually incurred.

Section 6.02     New IAC and IAC Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation.

(a) Allocation of Deductions.

(i) To the extent permitted by applicable law, Income Tax deductions arising by reason of exercises of options or vesting or settlement of restricted stock units, in each case, following the Distribution, with respect to New IAC stock or IAC stock (such options and restricted stock units, collectively, “Compensatory Equity Interests”) held by any Person shall be claimed (A) in the case of an IAC Employee or Former IAC Employee, solely by the New IAC Group, (B) in the case of a Match Employee or Former Match Employee, solely by the New Match Group, and (C) in the case of a non-employee director (solely with respect to Compensatory Equity Interests received in his or her capacity as a director), by the Company for which the director serves as a director following the Distribution (provided, that in the case of any director who serves on the board of directors of both New IAC and IAC, each Company shall be entitled only to the deductions arising in respect of such Compensatory Equity Interests denominated in its own stock).

(ii) To the extent that, notwithstanding the allocation set forth in Section 6.02(a)(i), (A) the New IAC Group is not entitled to claim any Income Tax deductions arising by reason of exercises of IAC Service Provider Options (“IAC Service Provider Option Deductions”), (B) IAC, or any member of the New Match Group, is entitled to claim such IAC Service Provider Option Deductions, and (C) IAC (or such member of the New Match Group) actually realizes in cash any Tax Benefit as a result of such IAC Service Provider Option Deduction (and such Tax Benefit would not have arisen but for such IAC Service Provider Option Deduction, determined on a “with and without” basis), then, IAC shall claim such Income Tax deduction and shall make a payment to New IAC within 30 days following the actual realization of such Tax Benefit, in an amount equal to the Tax Benefit actually realized in cash. If IAC pays over any amount pursuant to the preceding sentence and such Tax Benefit is subsequently disallowed or adjusted, the Parties shall promptly make appropriate payments (including in respect of any interest paid or imposed by any Tax Authority) to reflect such disallowance or adjustment.

(b) Withholding and Reporting. Each Company entitled to claim the Tax deductions described in Section 6.02(a)(i) with respect to Compensatory Equity Interests shall be responsible for all applicable Taxes (including, but not limited to, withholding and excise Taxes) and shall satisfy, or shall cause to be satisfied, all applicable Tax reporting obligations with respect to such Compensatory Equity Interests; provided, however, that the issuing corporation shall promptly remit to the applicable Company that is entitled to claim the relevant Tax deductions described in Section 6.02(a)(i) an amount of cash equal to any withholding or other Taxes for which the holder of the Compensatory Equity Interest is responsible under the terms of the relevant plan or grant (regardless of whether such amounts (x) are collected from the holder of the Compensatory Equity Interest by way of cash payment or “sell-to-cover” exercises or (y) reduce the number of shares to be issued as a result of “net settlement”).

Section 7.     Tax-Free Status.

Section 7.01          Restrictions on New IAC and IAC.

(a)  Each of New IAC and IAC agrees that it will not take or fail to take, and will not cause or permit any of its respective Affiliates to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any covenant or representation of such Party in this Agreement, the Transaction Agreement or any of the Ancillary Agreements. Each of New IAC and IAC agrees that it will not take or fail to take, and will not cause or permit any of its respective Affiliates to take or fail to take, any action where such action or failure to act would, or could reasonably be expected to, prevent (i) Tax-Free Status or (ii) the qualification of the Match Merger as a “reorganization” within the meaning of Section 368(a).

(b)  New IAC agrees that, from the date hereof until the first day after the Restriction Period, it will (and will cause its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) to) (i) maintain the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations promulgated thereunder) of a New IAC Active Trade or Business and (ii) not engage in any transaction that would result in it ceasing to be engaged in such New IAC Active Trade or Business for purposes of Section 355(b)(2) of the Code.

(c)  IAC agrees that, from the date hereof until the first day after the Restriction Period, it will (and will cause its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) to) (i) maintain the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations promulgated thereunder) of a New Match Active Trade or Business and (ii) not engage in any transaction that would result in it ceasing to be engaged in such New Match Active Trade or Business for purposes of Section 355(b)(2) of the Code.

(d)

(i)  New IAC agrees that, from the date hereof until the first day after the Restriction Period, it will not:

(A) enter into any New IAC Proposed Acquisition Transaction or, to the extent New IAC has the right to prohibit any New IAC Proposed Acquisition Transaction, permit any New IAC Proposed Acquisition Transaction to occur (whether by (1) redeeming rights under a shareholder rights plan, (2) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any New IAC Proposed Acquisition Transaction, or (3) approving any New IAC Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of New IAC’s charter or bylaws or otherwise),

(B) merge or consolidate with any other Person or liquidate or partially liquidate,

(C) redeem or otherwise repurchase (directly or through a New IAC Affiliate) any New IAC Capital Stock, or rights to acquire New IAC Capital Stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment by Revenue Procedure 2003-48),

(D) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of New IAC Capital Stock (including, without limitation, through the conversion of one class of New IAC Capital Stock into another class of New IAC Capital Stock), or

(E) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any Tax Opinion) that, in the aggregate (and taking into account any other transactions described in this subparagraph (d)(i)), would be reasonably likely to have the effect of causing or permitting one or more persons to acquire, directly or indirectly, Capital Stock representing a Fifty-Percent or Greater Interest in New IAC or otherwise jeopardize the Tax-Free Status of the Distribution, unless, in each case, prior to taking any such action set forth in the foregoing clauses (A) through (E), (x) New IAC shall have requested that IAC obtain a private letter ruling (or, if applicable, a supplemental private letter ruling) from the IRS and/or any other applicable Tax Authority in accordance with Section 7.02(b) and (c) to the effect that such transaction will not affect the Tax-Free Status of the Distribution (taken together with the Contribution), and IAC shall have received such a private letter ruling in form and substance satisfactory to IAC in its reasonable discretion (and in determining whether a private letter ruling is satisfactory, IAC may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations made in connection with such private letter ruling), (y) New IAC shall have provided IAC with an Unqualified Tax Opinion in form and substance satisfactory to IAC in its reasonable discretion (and in determining whether an opinion is satisfactory, IAC may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion) or (z) IAC shall have waived the requirement to obtain such private letter ruling or Unqualified Tax Opinion.

(ii) IAC agrees that except for any Committed Acquisitions, from the date hereof until the first day after the Restriction Period, it will not:

(A) enter into any New Match Proposed Acquisition Transaction or, to the extent IAC has the right to prohibit any New Match Proposed Acquisition Transaction, permit any New Match Proposed Acquisition Transaction to occur (whether by (1) redeeming rights under a shareholder rights plan, (2) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any New Match Proposed Acquisition Transaction, or (3) approving any New Match Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of IAC’s charter or bylaws or otherwise),

(B) merge or consolidate with any other Person (other than the Match Merger) or liquidate or partially liquidate,

(C) redeem or otherwise repurchase (directly or through an IAC Affiliate) any IAC Capital Stock, or rights to acquire IAC Capital Stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment by Revenue Procedure 2003-48),

(D) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of IAC Capital Stock (including, without limitation, through the conversion of one class of IAC Capital Stock into another class of IAC Capital Stock), or

(E) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any Tax Opinion) that, in the aggregate (and taking into account any other transactions described in this subparagraph (d)(ii)), would be reasonably likely to have the effect of causing or permitting one or more persons to acquire, directly or indirectly, Capital Stock representing a Fifty-Percent or Greater Interest in IAC or otherwise jeopardize the Tax-Free Status of the Distribution, unless, in each case, prior to taking any such action set forth in the foregoing clauses (A) through (E), (x) IAC shall have obtained a private letter ruling (or, if applicable, a supplemental private letter ruling) from the IRS and/or any other applicable Tax Authority in accordance with Section 7.02(b) and (c) to the effect that such transaction will not affect the Tax-Free Status of the Distribution (taken together with the Contribution), and IAC, shall have received such a private letter ruling in form and substance satisfactory to New IAC in its reasonable discretion (and in determining whether a private letter ruling is satisfactory, New IAC may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations made in connection with such private letter ruling), (y) IAC shall have provided New IAC with an Unqualified Tax Opinion in form and substance satisfactory to New IAC in its reasonable discretion (and in determining whether an opinion is satisfactory, New IAC may consider, among other factors, the appropriateness of any underlying assumptions (other than assumptions pursuant to Section 7.02(d)) and management’s representations if used as a basis for the opinion) or (z) New IAC shall have waived the requirement to obtain such private letter ruling or Unqualified Tax Opinion.

(iii)  Nothing in Section 7.01(a) shall prohibit IAC or any IAC Affiliate from undertaking a Committed Acquisition in accordance with its terms. The requirements in Section 7.01(d)(ii) shall not apply to a Committed Acquisition, but any Committed Acquisition shall be taken into account for purposes of determining compliance with Section 7.01(d)(ii) with respect to an acquisition that is not a Committed Acquisition.

(e)  If there is a change in Law (including IRS published guidance on which taxpayers may rely) occurring after the date of the Transaction Agreement that adversely affects the tax treatment of a Specified Committed Acquisition for purposes of Section 355(e) of the Code, IAC agrees that (i) reasonably in advance of effecting, or causing any member of the New Match Group to effect, such Specified Committed Acquisition, IAC shall (A) provide New IAC written notice of such Specified Committed Acquisition and (B) consult with New IAC, including by providing any information that New IAC may reasonably request with respect to such Specified Committed Acquisition and the impact thereof on the Tax-Free Status of the Distribution at New IAC’s cost and expense and (ii) to the extent that (A) New IAC notifies in writing IAC of its determination, based on the information provided pursuant to clause (i) (and any other relevant information available at such time), that cash settlement of the relevant right or obligation under such Specified Committed Acquisition is reasonably required to avoid a Built-in Change Loss and (B) IAC or the applicable IAC Affiliate is permitted to do so under the terms of such right or obligation, IAC shall settle or extinguish (or cause to be settled or extinguished) such right or obligation by using cash (and not shares of IAC Capital Stock), unless New IAC otherwise consents in writing.

Section 7.02     Procedures Regarding Opinions and Rulings.

(a)  If New IAC or IAC (such Company, the “Requesting Company”) notifies IAC or New IAC, respectively (such company, the “Consenting Company”) that it desires to take one of the actions described in clauses (A) through (E) of Section 7.01(d)(i) or (ii), as applicable (a “Notified Action”), the Consenting Company and the Requesting Company shall reasonably cooperate to attempt to obtain the private letter ruling or Unqualified Tax Opinion referred to in Section 7.01(d)(i) or (ii), as applicable, unless the Consenting Company shall have waived the requirement to obtain such private letter ruling or Unqualified Tax Opinion.

(b)  Rulings or Unqualified Tax Opinions at the Requesting Company’s Request. At the reasonable request of the Requesting Company pursuant to Section 7.01(d)(i) or (ii), as applicable, the Consenting Company shall cooperate with the Requesting Company and the Companies shall use reasonable best efforts to seek to obtain, as expeditiously as possible, a private letter ruling from the IRS (or if applicable, a supplemental private letter ruling) or an Unqualified Tax Opinion for the purpose of permitting the Requesting Company to take the Notified Action. Further, in no event shall any request for a private letter ruling be filed under this Section 7.02(b) unless the Requesting Company represents that (i) it has reviewed the request for such private letter ruling, and (ii) all information and representations, if any, relating to any member of the relevant Company Group, contained in the related documents are (subject to any qualifications therein) true, correct and complete; provided, that the Consenting Company shall not be required to make (or cause any of its Affiliates to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). The Requesting Company shall be responsible for all reasonable costs and expenses incurred by any Company (or the members of its Group) in obtaining a private letter ruling or Unqualified Tax Opinion requested by the Requesting Company and shall reimburse such other Company within 15 Business Days after receiving an invoice from such other Company therefor.

(c)  Ruling Process Control. In connection with obtaining a private letter ruling pursuant to Section 7.02(b), the Requesting Company (i) shall have control over the process of obtaining such private letter ruling, (ii) shall keep the Consenting Company informed in a timely manner of all material actions taken or proposed to be taken by the Requesting Company in connection therewith; (iii) (A) reasonably in advance of the submission of any related private letter ruling documents provide the Consenting Company with a draft copy thereof, (B) reasonably consider the Consenting Company’s comments on such draft copy, and (C) provide the Consenting Company with a final copy; and (iv) shall provide the Consenting Company with notice reasonably in advance of, and the Consenting Company shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such private letter ruling. The Consenting Company shall execute and deliver to the Requesting Company any power of attorney or other similar document reasonably requested by the Requesting Company in connection with the process of obtaining a private letter ruling. Subject to Section 7.02(b), neither IAC, New IAC nor any of their respective directly or indirectly controlled Affiliates shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning any Transaction that is the subject of a Tax Opinion (including the impact of any transaction on any of the foregoing) without the other Company’s prior written consent.

(d)  New IAC hereby represents, and for purposes of this Agreement, IAC and its Subsidiaries may assume, that: (i) as of immediately after the consummation of the Match Merger and the IAC Class M Equity Offering, the aggregate percentage of IAC Capital Stock (not taking into account overlapping share ownership), by vote and value, that may not be accorded safe harbor treatment pursuant to Treasury Regulations Section 1.355-7(d) does not exceed the percentage(s) set forth on Schedule 3 hereto (which shall be delivered by New IAC to IAC as promptly as reasonably practicable following the Match Merger Effective Time), and (ii) Compensatory Equity Interests denominated in IAC stock immediately prior to the Mandatory Exchange Effective Time were issued to persons in connection with the performance of services as an employee, director or independent contractor for IAC or its subsidiaries. In the event New IAC determines in good faith that any information described on Schedule 3 is inaccurate, it shall promptly provide IAC with a revised Schedule 3, together with supporting information in reasonable detail and, following IAC’s receipt of such revised Schedule 3, IAC and its Subsidiaries may no longer assume, on a prospective basis, that any information set forth on the earlier Schedule 3 remains accurate, but may assume that the information set forth on the revised Schedule 3 is accurate. New IAC covenants that, in connection with matters relevant to Section 355(e) of the Code, upon reasonable request by IAC, it will, and will use commercially reasonable efforts to cause its employees and other relevant persons (“New IAC Persons”) to, promptly provide written information to IAC and its representatives regarding the existence (or absence) of any “agreement, understanding, arrangement or substantial negotiations” (as those terms are defined in Treasury Regulations Section 1.355-7(h)) during the two-year period preceding the Mandatory Exchange Effective Time regarding any acquisition of IAC Capital Stock between such New IAC Persons, on the one hand, and any Person or Persons identified by IAC to New IAC, on the other hand; provided, that IAC shall use commercially reasonable efforts to obtain such information also from the Person or Persons so identified by IAC. For purposes of this Agreement, provided IAC complied with its obligation pursuant to this Section 7.02(d), IAC may rely on the accuracy of the information provided by New IAC pursuant to this Section 7.02(d) absent actual knowledge to the contrary.

Section 7.03     Liability for Tax-Related Losses and Match Merger-Related Losses.

(a) Notwithstanding anything in this Agreement or the Transaction Agreement to the contrary, subject to Section 7.03(c), IAC shall be responsible for, and shall indemnify and hold harmless New IAC and its Affiliates and each of their officers, directors and employees from and against, 100% of any Tax-Related Losses that are attributable to or result from any one or more of the following: (i) the acquisition, after the Match Merger Effective Time, of all or a portion of IAC’s Capital Stock (excluding, for the avoidance of doubt, shares of IAC Class M Common Stock issued pursuant to the Match Merger or pursuant to the IAC Class M Equity Offering) and/or its or its subsidiaries’ assets by any means whatsoever by any Person, (ii) any action or failure to act by IAC or any IAC Affiliate (including any member of the New Match Group) after the Match Merger Effective Time (including, without limitation, any amendment to IAC’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of IAC Capital Stock (including, without limitation, through the conversion of one class of IAC Capital Stock into another class of IAC Capital Stock), and (iii) any act or failure to act or breach of any covenant by IAC or any IAC Affiliate (including any member of the New Match Group), in each case, after the Match Merger Effective Time and described in Section 7.01 (regardless whether such act or failure to act is covered by a private letter ruling, Unqualified Tax Opinion or waiver described in clause (x), (y) or (z) of Section 7.01(d)(ii)); provided that, notwithstanding anything to the contrary contained in this Agreement, IAC shall not be responsible for, and shall bear no liability under this Agreement for (A) any Built-in Change Loss not attributable to a Mitigation Failure or (B) any Tax-Related Losses attributable to or resulting from any acquisition, after the Match Merger Effective Time, of IAC Capital Stock that would not have been incurred had the representation made, or any information provided by New IAC to IAC, in each case, pursuant to Section 7.02(d) and on which IAC was entitled to rely at the time of the relevant acquisition been accurate (together with any Built-in Change Loss not attributable to a Mitigation Failure, the “Information Liability”).

(b) Notwithstanding anything in this Agreement or the Transaction Agreement to the contrary, subject to Section 7.03(c), New IAC shall be responsible for, and shall indemnify and hold harmless IAC and its Affiliates and each of their officers, directors and employees from and against, 100% of any Tax-Related Losses that are attributable to or result from any one or more of the following: (i) the acquisition, after the Distribution, of all or a portion of New IAC’s Capital Stock and/or its or its subsidiaries’ assets by any means whatsoever by any Person, (ii) any action or failure to act by New IAC or any New IAC Affiliate (including any member of the New IAC Group) after the Distribution (including, without limitation, any amendment to New IAC’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of New IAC Capital Stock (including, without limitation, through the conversion of one class of New IAC Capital Stock into another class of New IAC Capital Stock), (iii) any act or failure to act or breach of any covenant by New IAC or any New IAC Affiliate (including any member of the New IAC Group), in each case, described in Section 7.01 (regardless whether such act or failure to act is covered by a private letter ruling, Unqualified Tax Opinion or waiver described in clause (x), (y) or (z) of Section 7.01(d)(i)), and (iv) the Information Liability.

(c) To the extent that any Tax-Related Loss is subject to indemnity under both Sections 7.03(a) and (b), responsibility for such Tax-Related Loss shall be shared by IAC and New IAC, as applicable, according to relative fault.

(d) Non-Fault-Based Tax-Related Losses and Match Merger-Related Losses. New IAC shall be liable for, and shall indemnify and hold harmless the New Match Group from and against any liability for any (i) Tax-Related Losses, except to the extent such Tax-Related Loss is a Tax-Related Loss for which IAC is responsible pursuant to Section 7.03(a) or 7.03(c), and any (ii) Match Merger-Related Losses, except to the extent attributable to or resulting from (A) the inaccuracy of any representation (or breach of any covenant) made by Match in Part I of the Merger Tax Representation Letter delivered by Match pursuant to Section 7.13(c) of the Transaction Agreement (the “Match Merger Tax Representation Letter”) or (B) any act or failure to act by IAC or any IAC Affiliate (including any member of the New Match Group) after the Match Merger Effective Time described in Section 7.01 (it being understood that, in the case of any Match Merger-Related Losses described in Section 7.03(d)(ii)(A) or (B), IAC shall be liable for, and shall indemnify and hold harmless the New IAC Group from and against, any liability for such Match Merger-Related Losses).

(e) Notwithstanding any other provision of this Agreement or the Transaction Agreement to the contrary:

(i)  IAC shall pay New IAC the amount for which IAC has an indemnification obligation under this Section 7.03: (A) in the case of Tax-Related Losses described in clause (a) of the definition of Tax-Related Losses, no later than the later of (x) seven Business Days after delivery by New IAC to IAC of an invoice for the amount of such Tax-Related Losses or (y) three Business Days prior to the date New IAC files, or causes to be filed, the applicable Tax Return for the year of the relevant transaction, as applicable (the “New IAC Filing Date”) (provided, that if such Tax-Related Losses arise pursuant to a Final Determination described in clause (a), (b) or (c) of the definition of “Final Determination,” then IAC shall pay New IAC no later than the later of (x) seven Business Days after delivery by New IAC to IAC of an invoice for the amount of such Tax-Related Losses or (y) three Business Days prior to the date for making payment with respect to such Final Determination) and (B) in the case of Tax-Related Losses described in clause (b) or (c) of the definition of Tax-Related Losses, no later than the later of (x) seven Business Days after delivery by New IAC to IAC of an invoice for the amount of such Tax-Related Losses or (y) two Business Days after the date New IAC pays such Tax-Related Losses.

(ii) New IAC shall pay IAC the amount for which New IAC has an indemnification obligation under this Section 7.03: (A) in the case of Tax-Related Losses described in clause (a) of the definition of Tax-Related Losses, no later than the later of (x) seven Business Days after delivery by IAC to New IAC of an invoice for the amount of such Tax-Related Losses or (y) three Business Days prior to the date IAC files, or causes to be filed, the applicable Tax Return for the year of the relevant transaction, as applicable (the “IAC Filing Date”) (provided, that if such Tax-Related Losses arise pursuant to a Final Determination described in clause (a), (b) or (c) of the definition of “Final Determination,” then New IAC shall pay IAC no later the later of (x) seven Business Days after delivery by IAC to New IAC of an invoice for the amount of such Tax-Related Losses or (y) three Business Days prior to the date for making payment with respect to such Final Determination); and (B) in the case of Tax-Related Losses described in clause (b) or (c) of the definition of Tax-Related Losses, no later than the later of (x) seven Business Days after delivery by IAC to New IAC of an invoice for the amount of such Tax-Related Losses or (y) two Business Days after the date IAC pays such Tax-Related Losses.

The principles of this Section 7.03(e) shall apply, mutatis mutandis, to payments in respect of Match Merger-Related Losses.

Section 7.04     Section 336(e) Election. If IAC and New IAC determine that one or more protective elections under Section 336(e) of the Code (each, a “Section 336(e) Election”) shall be made with respect to the Distribution, IAC and New IAC shall join in the making of such election and shall take any action reasonably necessary to give effect to any such election (including making any other related election). If a Section 336(e) Election is made with respect to the Distribution, then this Agreement shall be amended in such a manner as is determined by IAC and New IAC in good faith to take into account such Section 336(e) Election(s), including by requiring that, in the event (i) the Contribution or the Distribution fails to have Tax-Free Status and (ii) a Company (or such Company’s Group) that does not have exclusive responsibility pursuant to this Agreement for Tax-Related Losses arising from such failure actually realizes in cash a Tax Benefit from the step-up in Tax basis resulting from the relevant Section 336(e) Election(s), such Company shall pay over to the Company that has exclusive responsibility pursuant to this Agreement for such Tax-Related Losses any such Tax Benefits realized (provided, that, if such Tax-Related Losses are Taxes for which more than one Company is liable under Section 7.03(c), the Company that actually realizes in cash the Tax Benefit resulting from the relevant Section 336(e) Election shall pay over to the other Company responsible for such Taxes the percentage of any such Tax Benefits realized that corresponds to such other Company’s percentage share of such Tax-Related Losses).

Section 8.          Assistance and Cooperation.

Section 8.01     Assistance and Cooperation.

(a) Each of the Companies shall provide (and shall cause its Affiliates to provide) the other Companies and their respective agents, including accounting firms and legal counsel, with such cooperation or information as they may reasonably request in connection with (i) preparing and filing Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making available, upon reasonable notice, all information and documents in their possession relating to the other Company and its Affiliates as provided in Section 9. Each of the Companies shall also make available to the other Company, as reasonably requested and available, personnel (including employees and agents of the Company or its Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes.

(b) Any information or documents provided under this Section 8 or Section 9 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, in no event shall any of the Companies or any of their respective Affiliates be required to provide the other Companies or any of their respective Affiliates or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that any of the Companies determine that the provision of any information to the other Companies or their respective Affiliates could be commercially detrimental, violate any law or agreement or waive any Privilege, the Parties shall use reasonable best efforts to permit compliance with their obligations under this Section 8 or Section 9 in a manner that avoids any such harm or consequence.

Section 8.02     Income Tax Return Information. New IAC and IAC acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by IAC or New IAC pursuant to Section 8.01 or this Section 8.02. New IAC and IAC acknowledge that failure to comply with the deadlines set forth herein or reasonable deadlines otherwise set by IAC or New IAC could cause irreparable harm. Each Company shall provide to each of the other Company information and documents relating to its Group required by such other Company to prepare its Tax Returns. Any information or documents required by the Company that is responsible to prepare such Tax Returns under this Agreement shall be provided in such form as the preparing Company reasonably requests and in sufficient time for such Tax Returns to be filed on a timely basis; provided, that, this Section 8.02 shall not apply to information governed by Section 4.08.

Section 8.03      Reliance by New IAC. If any member of the New Match Group supplies information to a member of the New IAC Group in connection with a Tax liability and an officer of a member of the New IAC Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then, upon the written request of New IAC identifying the information being so relied upon, the Chief Financial Officer of IAC (or any officer of IAC as designated by the Chief Financial Officer of IAC) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. IAC agrees to indemnify and hold harmless each member of the New IAC Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the New Match Group having supplied, pursuant to this Section 8, a member of the New IAC Group with inaccurate or incomplete information in connection with a Tax liability; provided, that, this Section 8.04 shall not apply to information governed by Section 4.08.

Section 8.04     Reliance by IAC. If any member of the New IAC Group supplies information to a member of the New Match Group in connection with a Tax liability and an officer of a member of the New Match Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of IAC identifying the information being so relied upon, the Chief Financial Officer of New IAC (or any officer of New IAC as designated by the Chief Financial Officer of New IAC) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. New IAC agrees to indemnify and hold harmless each member of the New Match Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the New IAC Group having supplied, pursuant to this Section 8, a member of the New Match Group with inaccurate or incomplete information in connection with a Tax liability; provided, that, this Section 8.04 shall not apply to information governed by Section 4.08.

Section 9.          Tax Records.

Section 9.01     Retention of Tax Records. IAC and New IAC, respectively, shall preserve and keep all Tax Records exclusively relating to the assets and activities of the New Match Group and the New IAC Group, respectively, for the Pre-Deconsolidation Period, and IAC shall preserve and keep all other Tax Records relating to Taxes of the Groups for the Pre-Deconsolidation Period, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (a) the expiration of any applicable statutes of limitations, or (b) seven years after the Deconsolidation Date (such later date, the “Retention Date”). After the Retention Date, each Company may dispose of such Tax Records upon 90 days’ prior written notice to the other Company. If, prior to the Retention Date, a Company reasonably determines that any Tax Records that it would otherwise be required to preserve and keep under this Section 9 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees, then such first Company may dispose of such Tax Records upon 90 days’ prior notice to the other Company. Any notice of an intent to dispose given pursuant to this Section 9.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail the files, books, or other records being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.

Section 9.02     Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records for Pre-Deconsolidation Periods to the extent reasonably required by the other Company in connection with the preparation of financial accounting statements, audits, litigation, or the resolution of items under this Agreement.

Section 10.     Tax Contests.

Section 10.01     Notice. Each of the Companies shall provide prompt notice to the other of any written communication from a Tax Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest for which it may be entitled to indemnification by the other Company hereunder. Such notice shall include copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail. The failure of one Company to notify the other of such communication in accordance with the immediately preceding sentences shall not relieve the other Company of any liability or obligation to pay such Tax or make indemnification payments under this Agreement, except to the extent that the failure timely to provide such notification actually prejudices the ability of such other Company to contest such Tax liability or increases the amount of such Tax liability.

Section 10.02     Control of Tax Contests.

(a) Separate Company Taxes and Joint Returns with Respect to Other Taxes. In the case of any Tax Contest with respect to any (i) Separate Return or (ii) Joint Return with respect to Other Taxes, the Company having liability for the Tax shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 10.02(e).

(b) New Match Federal Consolidated Income Tax Return and New Match State Combined Income Tax Return. In the case of any Tax Contest with respect to any New Match Federal Consolidated Income Tax Return or New Match State Combined Income Tax Return, IAC shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 10.02(e).

(c) New Match Foreign Combined Income Tax Return. In the case of any Tax Contest with respect to any New Match Foreign Combined Income Tax Return, IAC shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 10.02(e).

(d) Other Joint Returns. In the case of any Tax Contest with respect to any Joint Return (other than any New Match Federal Consolidated Income Tax Return, New Match State Combined Income Tax Return, New Match Foreign Combined Income Tax Return, or Joint Return with respect to Other Taxes), (i) IAC shall control the defense or prosecution of the portion of the Tax Contest, if any, directly and exclusively related to any New Match Adjustment, including settlement of any such New Match Adjustment, (ii) New IAC shall control the defense or prosecution of the portion of the Tax Contest, if any, directly and exclusively related to any New IAC Adjustment, including settlement of any such New IAC Adjustment, and (iii) the Companies shall jointly control the defense or prosecution of Joint Adjustments and any and all administrative matters not directly and exclusively related to any New Match Adjustment or New IAC Adjustment. In the event of any disagreement regarding any matter described in clause (iii), the provisions of Section 14 shall apply.

(e) Transaction-Related and Certain Other Tax Contests.

(i) In the event of any Transaction-Related Tax Contest or other Tax Contest as a result of which New IAC could reasonably be expected to become exclusively liable for any Tax or Tax-Related Losses (or as a result of which New IAC could reasonably be expected to become liable for a portion of any Tax or Tax-Related Losses and such portion of such Tax Contest is separable from the remaining portion of such Tax Contest) and which IAC has the right to administer and control pursuant to Section 10.02(a), (b) or (c), New IAC shall have the right to elect to assume control of such Tax Contest (or such separable portion of such Tax Contest), in which case the provisions of Section 10.02(e)(iv) shall apply.

(ii) In the event of any Transaction-Related Tax Contest or other Tax Contest as a result of which New IAC could reasonably be expected to become liable for a portion of any Tax or Tax-Related Losses (and such portion of such Tax Contest is not separable from the remaining portion of such Tax Contest), and which IAC has the right to administer and control pursuant to Section 10.02(a), (b) or (c), (A) if New IAC is reasonably expected to bear the greater Tax liability in connection with such Tax Contest, New IAC shall have the right to elect to assume control of such Tax Contest, in which case the provisions of Section 10.02(e)(iv) shall apply and (B) if IAC is reasonably expected to bear the greater Tax liability in connection with such Tax Contest (or if New IAC does not elect to assume control of a Tax Contest it is entitled to elect to control pursuant to clause (A) hereof), (1) IAC shall consult with New IAC reasonably in advance of taking any significant action in connection with such Tax Contest, (2) IAC shall consult with New IAC and offer New IAC a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (3) IAC shall defend such Tax Contest diligently and in good faith, (4) New IAC shall be entitled to participate in such Tax Contest and receive copies of any written materials relating to such Tax Contest received from the relevant Tax Authority, and (5) IAC shall not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of New IAC, which consent shall not be unreasonably withheld.

(iii) In the event of any Transaction-Related Tax Contest which IAC has the right to administer and control pursuant to Section 10.02(a), (b) or (c) and which is not described in Section 10.02(e)(i) or (ii), (A) IAC shall consult with New IAC reasonably in advance of taking any significant action in connection with such Tax Contest, (B) IAC shall consult with New IAC and offer New IAC a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (C) IAC shall defend such Tax Contest diligently and in good faith, (D) New IAC shall be entitled to participate in such Tax Contest and receive copies of any written materials relating to such Tax Contest received from the relevant Tax Authority, and (E) IAC shall not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of New IAC, which consent shall not be unreasonably withheld.

(iv) In the event of any Transaction-Related Tax Contest or other Tax Contest (x) as a result of which IAC could reasonably be expected to become liable for any Tax or Tax-Related Losses and which New IAC has the right to administer and control pursuant to Section 10.02(a) or (y) with respect to which New IAC assumes control pursuant to Section 10.02(e)(i) or (e)(ii), (A) New IAC shall consult with IAC reasonably in advance of taking any significant action in connection with such Tax Contest, (B) New IAC shall consult with IAC and offer IAC a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (C) New IAC shall defend such Tax Contest diligently and in good faith, (D) IAC shall be entitled to participate in such Tax Contest and receive copies of any written materials relating to such Tax Contest received from the relevant Tax Authority, and (E) New IAC shall not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of IAC, which consent shall not be unreasonably withheld.

(f) Power of Attorney. IAC shall (and shall cause each member of the New Match Group to) execute and deliver to New IAC (or such member of the New IAC Group as New IAC shall designate) any power of attorney or other similar document reasonably requested by New IAC (or such designee) in connection with any Tax Contest controlled by New IAC described in this Section 10. New IAC shall (and shall cause each member of the New IAC Group to) execute and deliver to IAC (or such member of the New Match Group as IAC shall designate) any power of attorney or other similar document reasonably requested by IAC (or such designee) in connection with any Tax Contest controlled by IAC described in this Section 10.

Section 11.     Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. This Agreement shall be effective as of the Mandatory Exchange Effective Time. As of the Mandatory Exchange Effective Time, (a) all prior intercompany Tax allocation agreements or arrangements solely between or among IAC and/or any of its Subsidiaries, on the one hand, and New IAC and/or members of the New IAC Group, on the other hand, including the Existing Tax Sharing Agreement shall be terminated, and (b) amounts due under such agreements or arrangements as of the date on which the Mandatory Exchange Effective Time occurs shall be settled. Subject to clause (b) of the preceding sentence, upon such termination and settlement, no further payments by or to IAC or such Subsidiaries or by or to New IAC or such members of the New IAC Group, with respect to such agreements or arrangements shall be made, and all other rights and obligations resulting from such agreements or arrangements shall cease at such time.

Section 12.     Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 13.     Treatment of Payments; Tax Gross Up.

Section 13.01     Treatment of Tax Indemnity and Tax Benefit Payments. In the absence of any change in Tax treatment under the Code or other applicable Tax Law, for all Income Tax purposes, the Companies agree to treat, and to cause their respective Affiliates to treat, (a) any indemnity payment required by this Agreement or by the Transaction Agreement to be made (i) by IAC to New IAC as a contribution by IAC to New IAC occurring immediately prior to the Distribution and (ii) by New IAC to IAC as reasonably determined by IAC and New IAC (including (A) as a payment in satisfaction by New IAC (or a member of the New IAC Group) of its own liability, (B) as an adjustment to the amount of cash transferred by IAC to New IAC pursuant to the Contribution, or (C) as a distribution by New IAC to IAC occurring immediately prior to the Distribution and transfer to creditors described in Section 361(b)(3)); and (b) any payment of interest or State Income Taxes by or to a Tax Authority, as taxable or deductible, as the case may be, to the Company entitled under this Agreement to retain such payment or required under this Agreement to make such payment. The Parties shall cooperate in good faith to minimize or eliminate, to the extent permissible under applicable law, any Tax that would otherwise be imposed with respect to any payment required by this Agreement or by the Transaction Agreement (or maximize the ability to obtain a credit for, or refund of, any such Tax).

Section 13.02     Tax Gross Up. If notwithstanding the manner in which payments described in Section 13.01(a) were reported, there is a Tax liability or an adjustment to a Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement or Article X of the Transaction Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment that the Company receiving such payment would otherwise be entitled to receive.

Section 13.03     Interest. Anything herein to the contrary notwithstanding, to the extent one Company makes a payment of interest to another Company under this Agreement with respect to the period from (a) the date that the payor was required to make a payment to the payee to (b) the date that the payor actually made such payment, the interest payment shall be treated as interest expense to the payor (deductible to the extent provided by law) and as interest income by the payee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the payor or increase in Tax to the payee.

Section 14.     Disagreements. The Companies desire that collaboration will continue among them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in good faith all disagreements regarding their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a “Tax Advisor Dispute”) between any member of the New IAC Group and any member of the New Match Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, representatives of the Tax departments of the Companies shall negotiate in good faith to resolve the Tax Advisor Dispute. If such good faith negotiations do not resolve the Tax Advisor Dispute, then such Tax Advisor Dispute shall be resolved pursuant to the procedures set forth in Article XII of the Transaction Agreement; provided, that each of the mediators or arbitrators selected in accordance with Article XII of the Transaction Agreement must be Tax Advisors. Nothing in this Section 14 will prevent either Company from seeking injunctive relief if any delay resulting from the efforts to resolve the Tax Advisor Dispute through the procedures set forth in Article XII of the Transaction Agreement could result in serious and irreparable injury to such Company. Notwithstanding anything to the contrary in this Agreement, the Transaction Agreement or any Ancillary Agreement, New IAC and IAC are the only members of their respective Groups (including, for this purpose, the members of the New Match Group) entitled to commence a dispute resolution procedure under this Agreement, and each of New IAC and IAC will cause its respective Group members (including, for this purpose, the members of the New Match Group) not to commence any dispute resolution procedure other than through such Party as provided in this Section 14.

Section 15.     Late Payments. Any amount owed by one Party to another Party under this Agreement that is not paid when due shall bear interest at a rate per annum equal to the Prime Rate plus 2% (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

Section 16.     Expenses. Except as otherwise provided in this Agreement, each Party and its Affiliates shall bear their own expenses incurred in connection with the preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Section 17.     General Provisions.

Section 17.01     Addresses and Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given or made when delivered in person or successfully transmitted by electronic mail or facsimile, addressed as follows:

If to New IAC, to: IAC/InterActiveCorp 555 West 18th Street New York, NY 10011 Attention: Senior Vice President, Tax E-mail: David.Flynn@iac.com	with a copy to: IAC/InterActiveCorp 555 West 18th Street New York, NY 10011 Attention: General Counsel E-mail: Gregg.Winiarski@iac.com

If to IAC, to: Match Group, Inc. 8750 North Central Expressway, Suite 1400 Dallas, TX 75231 Attention: Senior Vice President, Taxes E-mail: Shan.Luton@match.com	with a copy to: Match Group, Inc. 8750 North Central Expressway, Suite 1400 Dallas, TX 75231 Attention: Chief Legal Officer E-mail: Jared.Sine@match.com or to such other address(es) as shall be furnished in writing by any such Company to the other Company in accordance with the provisions of this Section 17.01.

Section 17.02     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 17.03     Waiver. Waiver by a Party of any default by another Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of any other Party. No failure or delay by a Party in exercising any right, power or hereunder shall operate as a waiver thereof nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 17.04     Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 17.05     Authority. New IAC represents on behalf of itself and each other member of the IAC Group and IAC represents on behalf of itself and each other member of the IAC Group and the New Match Group, as follows:

(a)  each such Person has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement; and

(b)  this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

Section 17.06     Further Action. Prior to, on, and after the Reclassification Effective Time, each Party hereto shall cooperate with the other Party, at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including the execution and delivery to the other Parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other Parties in accordance with Section 10, and to make all filings with any Governmental Authority, and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement.

Section 17.07     Integration. This Agreement, together with each of the exhibits and schedules appended hereto and the specific agreements contemplated hereby, contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, oral or written, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings among the Parties other than those set forth herein and in the Transaction Agreement and the other Ancillary Agreements. This Agreement, the Transaction Agreement, and the other Ancillary Agreements together govern the arrangements in connection with the Transactions and would not have been entered independently. In the event of any inconsistency between this Agreement and the Transaction Agreement, or any other agreements relating to the transactions contemplated by the Transaction Agreement, with respect to matters addressed herein, the provisions of this Agreement shall control.

Section 17.08     Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any Party. The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.

Section 17.09     No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged Party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a Party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

Section 17.10     Counterparts. Each Party acknowledges that it and the other Party may execute this Agreement by facsimile, stamp or mechanical signature. Each Party expressly adopts and confirms each facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it will not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of the other Party at any time it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the data of the initial date hereof). This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party.

Section 17.11     Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

Section 17.12     Amendment. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 17.13     Subsidiaries. If, at any time, either IAC or New IAC acquires or creates one or more subsidiaries that are includable in the New Match Group or the New IAC Group, respectively, they shall be subject to this Agreement and all references to the New Match Group or the New IAC Group, as applicable, herein shall thereafter include a reference to such subsidiaries.

Section 17.14     Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the Parties (including but not limited to any successor of New IAC or IAC succeeding to the Tax Attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original Party to this Agreement.

Section 17.15     Injunctions. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware or, if the Chancery Court declines to accept jurisdiction over a particular matter, in any state or federal court within the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

IAC/InterActiveCorp

By:	/s/ Gregg Winiarski
	Name:	Gregg Winiarski
	Title:	EVP and General Counsel

IAC Holdings, Inc.

By:	/s/ Joanne Hawkins
	Name:	Joanne Hawkins
	Title:	SVP and Deputy General Counsel

Schedule 1

Schedule 2

Schedule 3